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Exhibit 99.1

CONSENT OF PERSON TO BE NAMED AND TO SERVE AS A DIRECTOR

        LSF5 Wagon Holdings, LLC, LSF5 Wagon Investments, LLC (now known as Del Frisco's Restaurant Group, LLC) and/or Del Frisco's Restaurant Group, Inc. has filed or will file a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the initial public offering of common stock of Del Frisco's Restaurant Group, Inc. (the "IPO"). In connection therewith, the undersigned hereby (i) consents to being named in the Registration Statement (and any amendments or supplements thereto) and (ii) agrees to serve as a director of the Company upon completion of the IPO.

Dated: October 16, 2007	By:	/s/ LEN W. ALLEN, JR. Len W. Allen, Jr.

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CONSENT OF PERSON TO BE NAMED AND TO SERVE AS A DIRECTOR